Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES

JUNE CASH DISTRIBUTION AND EXCESS

COST POSITION ON WADDELL RANCH PROPERTIES

DALLAS, Texas, June 20, 2025 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.012976 per unit, payable on July 15, 2025, to unit holders of record on June 30, 2025. The distribution does not include proceeds from the Waddell Ranch properties, as total production costs (“Production Costs”) exceeded gross proceeds (“Gross Proceeds”) for the month of April, resulting in a continuing excess cost position for the Waddell Ranch properties. More information regarding the Waddell Ranch properties is described below.

This month’s distribution decreased compared to the previous month due primarily to the Texas Royalty Properties having lower natural gas volumes, along with lower oil pricing, partially offset by higher oil volumes and natural gas pricing for the month reported.

WADDELL RANCH

Notwithstanding requests from the Trustee to Blackbeard Operating, LLC (“Blackbeard”), the operator of the Waddell Ranch properties, and the fact that prior to May 2024, Blackbeard has provided this information on a monthly basis since Argent Trust Company has become Trustee of the Trust, Blackbeard has refused to provide the Trustee information necessary to calculate the net profits interest (“NPI”) proceeds for June 2025 as of the announcement date for this month’s distribution. As a result of Blackbeard’s failure to provide this information by the NYSE notification date for the distribution, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the July distribution.

As noted above, no proceeds were received by the Trustee in May 2025 to be included in the June distribution. All excess costs, including any accrued interest, will need to be recovered by future proceeds from the Waddell Ranch properties before any proceeds are distributed to the Trust. Due to the fact that Blackbeard is providing production, pricing and cost information quarterly instead of monthly, the Trustee will be providing that information in the quarterly reports on Form 10-Q and annual reports on Form 10-K for the foreseeable future (to the extent timely received from Blackbeard).

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 16,367 barrels of oil and 9,392 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 14,430 barrels of oil and 8,278 Mcf of gas. The average price for oil was $65.46 per bbl and for gas was $9.48, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in March for oil and February for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,160,353. Deducted from these revenues were taxes and expenses of $139,241, resulting in a Net Profit of $1,021,112 for June. With the Trust’s NPI of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $970,056 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf) (2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	16,367	9,392	14,430	8,278	$65.46	$9.48

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	15,442	11,198	13,619	9,894	$68.39	$9.42

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information is not being made available monthly but may be provided within 30 days next following the close of each calendar quarter. To the extent the Trustee receives such information timely following the quarter, information will be included in the Trust’s quarterly report on Form 10-Q for the applicable quarter (or the annual report on Form 10-K with respect to the fourth quarter).

General and Administrative Expenses deducted for the month, net of interest earned were $365,230 resulting in a distribution of $604,826 to 46,608,796 units outstanding, or $0.012976 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

TRUST LITIGATION

On May 27, 2025, the Trustee announced that it had filed a Second Amended Petition in the District Court of Tarrant County, Texas in connection with its lawsuit against Blackbeard, the operator of properties in Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. On May 8, 2024, the Trustee announced that it had initiated the lawsuit by filing a petition in the District Court of Tarrant County, Texas, and on June 10, 2024, Blackbeard filed its original answer and counterclaim to the lawsuit. The trial date in the District Court of Tarrant County is scheduled for November 17, 2025, 8:30 a.m., Central Time. Discovery is ongoing.

Under the Second Amended Petition, the Trustee seeks to recover more than $9 million in damages to the Trust it alleges result from Blackbeard’s failure to properly calculate and pay royalites due and owing to the Trust. Specifically, the Trustee alleges that Blackbeard impermissibly calculated and deducted overhead costs, labor expenses, and saltwater disposal fees. The Trustee also claims Blackbeard failed to pay on all volumes of oil, gas, and other minerals produced by Blackbeard from the relevant lands and failed to provide annual reports required by the Conveyance. The claims relate to the April 2020 through December 2023 production months. A joint venture audit of the 2024 production months is underway, and the Trustee reserved the right in the petition to bring any additional claims revealed by such audit. Certain additional claims raised in the Trustee’s original and first amended petitions have been resolved through prior joint venture audits.

The 2024 Annual Report with Form 10-K, which includes the December 31, 2024, Reserve Summary, has been filed with the Securities Exchange Commission. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839